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FIRST PLACE
FINANCIAL
CORPORATION

                                                 November 2, 1998


Dear Shareholder:

     We are pleased to report that at their last meeting, the Board of Directors declared a regular quarterly dividend of $.37 per share payable November 2, 1998 to shareholders of record as of September 16, 1998.

     We are also pleased to announce that Capital Bank in Albuquerque opened for business on October 7, 1998. We regard the Company's entry into the Albuquerque market as being of significant strategic importance, as the Albuquerque metropolitan area economy is the largest and most robust economy in New Mexico.

     Capital Bank president Bob Goodman has assembled an absolutely outstanding staff and there is no doubt that their customers will quickly notice the difference. Capital Bank is located at 4700 Montgomery Boulevard N.E. (just west of San Mateo) and we encourage you to drop by and tour the facility. You are also invited to attend the grand opening reception the evening of November 5 from 5:30 p.m. to 8:30 p.m.

     Total assets at September 30, 1998 were $910 million, an increase of $46 million, or 5.3%, over September 30, 1997. In spite of the continued growth in total assets, loans outstanding have decreased $57 million, or 11.7%, in the last twelve months and this has negatively impacted the net interest margin and, in turn, net income.

     Net income for the third quarter was $2.3 million compared to $2.1 million for the third quarter last year. However, year-to-date net income for the first nine months of 1998 is still $600,000 lower than the same period for 1997.

     On September 1, 1998, Richard I. Ledbetter assumed the position of chairman of the board of First Place Financial Corporation, succeeding Robert
S. Culpepper. Mr. Culpepper remains chairman of the board of First National Bank of Farmington. In a related move, James D. Rose succeeded Mr. Ledbetter as president of First National Bank of Farmington.

     We appreciate your continued support and the dedication and hard work of our directors, officers, and employees.

/s/ Richard I. Ledbetter                /s/ James D. Rose
    Chairman of the Board and               President and
    Chief Executive Officer                 Chief Operating Officer